As filed with the Securities and Exchange Commission on August 25, 2025

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHARPLINK GAMING, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-4752260
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55401

(Address of Principal Executive Offices) (Zip Code)

SharpLink Gaming, Inc. Inducement Award Plan

(Full title of the plan)

Attn: Rob Phythian

SharpLink Gaming, Inc.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55401

(612) 293-0619

(Name, address (including zip code) and telephone number (including area code) of agent for service)

Copies to:

Faith L. Charles, Esq.

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, New York 10017

Phone: (212) 908-3905

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by SharpLink Gaming, Inc. (the “Registrant”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 14, 2025.

(d)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 10, 2025, February 28, 2025, March 26, 2025, April 3, 2025, April 23, 2025, May 2, 2025, May 20, 2025, May 30, 2025, June 5, 2025, June 13, 2025, June 24, 2025, July 1, 2025, July 8, 2025, July 9, 2025, July 11, 2025, July 15, 2025, July 17, 2025, July 22, 2025, July 25, 2025, July 25, 2025, July 28, 2025, July 29, 2025, August 5, 2025, August 8, 2025, August 12, 2025, August 19, 2025, August 20, 2025, August 22, 2025, and August 22, 2025.

(e)	The description of the Registrant’s common stock, par value $0.0001 per share, contained in its Registration Statement on Form 8-K12B filed with the SEC on February 13, 2024 (File No. 001-41962), including any subsequent amendment or any report filed for the purpose of updating such description.

(f)	All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a company to eliminate the personal liability of directors of a company to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his, her, or its duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our charter, as amended provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or senior officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the company for another company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he, she, or it was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he, she, or it reasonably believed to be in or not opposed to the best interests of the company, and, in any criminal action or proceeding, had no reasonable cause to believe his, her, or its conduct was unlawful, except that, in the case of actions brought by or in the right of the company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with the Registrant’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) as stated in Article 6 titled “Liabilities; Indemnification:”

6.1 To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or senior officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or senior officer. No amendment to, modification of, or repeal of Section 6.1 shall apply to or have any effect on the liability or alleged liability of any director or senior officer of the Corporation for or with respect to any acts or omissions of such director or senior officer occurring prior to such amendment.

6.2 The Company may indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, or senior officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, senior officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Pursuant to Article XI titled “Indemnification” of the Registrant’s Bylaws, the Registrant shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of Article XI.

The right of the Registrant’s directors and officers to indemnification under the Registrant’s Certificate of Incorporation and Bylaws is not exclusive of any other right which they may have or hereafter acquire under any statute, our Certificate of Incorporation, our Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

To the fullest extent permitted by the DGCL or any other applicable law, the Registrant, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of SharpLink Gaming, Inc. (incorporated by reference to Exhibit 3.1 of SharpLink Gaming, Inc.’s Current Report on Form 8-K12B filed on February 13, 2024).

3.2	Certificate of Designation of the Series A-1 Preferred Stock of SharpLink Gaming, Inc., par value $0.0001 per share (incorporated by reference to Exhibit 3.2 of SharpLink Gaming, Inc.’s Current Report on Form 8-K12B filed on February 13, 2024).

3.3	Certificate of Designation of the Series B Preferred Stock of SharpLink Gaming, Inc., par value $0.0001 per share (incorporated by reference to Exhibit 3.3 of SharpLink Gaming, Inc.’s Current Report on Form 8-K12B filed on February 13, 2024).

3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of SharpLink Gaming, Inc., dated May 2, 2025 (incorporated by reference to Exhibit 3.1 of SharpLink Gaming, Inc.’s Current Report on Form 8-K filed on May 2, 2025).

3.5	Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation of SharpLink Gaming, Inc., effective as of July 24, 2025 (incorporated by reference to Exhibit 3.1 of SharpLink Gaming, Inc.’s Current Report on Form 8-K filed on July 25, 2025).

3.6	Bylaws of SharpLink Gaming, Inc., par value $0.0001 per share (incorporated by reference to Exhibit 3.4 of SharpLink Gaming, Inc.’s Current Report on Form 8-K12B filed on February 13, 2024).

5.1*	Opinion of Thompson Hine LLP.

10.1	SharpLink Gaming, Inc. Inducement Award Plan (incorporated by reference to Exhibit 10.1 of SharpLink Gaming, Inc.’s Current Report on Form 8-K filed on August 22, 2025).

10.2	Form of Restricted Stock Unit Agreement Notice of Restricted Stock Unit Grant (Time-Based Grant) (incorporated by reference to Exhibit 10.2 of SharpLink Gaming, Inc.’s Current Report on Form 8-K filed on August 22, 2025).

10.3	Form of Restricted Stock Unit Agreement Notice of Restricted Stock Unit Grant (Performance-Based Grant) (incorporated by reference to Exhibit 10.3 of SharpLink Gaming, Inc.’s Current Report on Form 8-K filed on August 22, 2025).

23.1*	Consent of Thompson Hine LLP (included in Exhibit 5.1).

23.2*	Consent of Cherry Bekaert, LLP.

24*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Minneapolis, State of Minnesota, on August 25, 2025.

SHARPLINK GAMING, INC.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Co-Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Rob Phythian and Robert DeLucia , and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Rob Phythian	Co-Chief Executive Officer and Director	August 25, 2025
Rob Phythian	(Principal Executive Officer)

/s/ Joseph Chalom	Co-Chief Executive Officer	August 25, 2025
Joseph Chalom

/s/ Robert DeLucia	Chief Financial Officer	August 25, 2025
Robert DeLucia	(Principal Financial Officer)

/s/ Joseph Lubin	Director and Chairman of the Board of Directors	August 25, 2025
Joseph Lubin

/s/ Leslie Bernhard	Director	August 25, 2025
Leslie Bernhard

/s/ Robert Gutkowski	Director	August 25, 2025
Robert Gutkowski

/s/ Obie McKenzie	Director	August 25, 2025
Obie McKenzie